                                                    Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces Fourth Quarter and Fiscal 2020 Results and Provides 2021 Outlook

Sequential Improvement in Organic Net Sales Trends in Fiscal Fourth Quarter; Gross Margin Increase of 180 Basis Points and
Cash from Operating Activities increases 22% to $233 million for Fiscal 2020
Initiates Net Sales, Organic Sales and Adjusted EBITDA Growth Outlook for Fiscal 2021

Shelton, Conn - November 12, 2020 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its fourth fiscal quarter 2020 and full fiscal year ended September 30, 2020 and provided its financial outlook for fiscal 2021.

Executive Summary
•Net sales were $488.8 million in the fourth quarter of fiscal 2020, a decrease of 7.4% when compared to the prior year quarter, and $1,949.7 million for the full year, a decrease of 8.9% compared to the prior year. Organic net sales were down 3.5% for the quarter and 4.4% for the full year. (Organic basis excludes the impact from the sale of the Infant and Pet Care business, the acquisition of Cremo Holding Company, LLC, and the translational impact from currency.)
•GAAP Diluted Earnings Per Share ("EPS") were $0.38 for the fourth quarter and $1.24 for the full year fiscal 2020. Adjusted EPS were $0.59 for the fourth quarter and $2.73 for the full year.
•Gross cost savings associated with the Company’s Project Fuel program were $17 million in the fourth quarter and $74 million for the full fiscal year, and net cash from operating activities was $233 million.
•The Company ended the fiscal fourth quarter with $365 million in cash on hand, access to an undrawn $425 million credit facility and a net debt leverage ratio of 2.6 times.

The Company reports and forecasts results on a GAAP and Non-GAAP basis and has reconciled Non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See Non-GAAP Financial Measures for a more detailed explanation, including definitions of various Non-GAAP terms used in this release. All comparisons used in this release are with the same period in the prior fiscal year unless otherwise stated.

“We are pleased to close out fiscal 2020 with a fourth quarter that demonstrated a clear return to more stable underlying top line and bottom line performance, underpinned by healthy gross margin results. North American Wet Shave and Sun Care, and continued expansion of our Wet Ones brand, were all areas of strength. Our strong focus on execution and disciplined approach to commercial investment and brand activation, all helped fuel this performance,” said Rod Little, Edgewell’s President and Chief Executive Officer.

Mr. Little continued, “Amid the challenges presented by this global pandemic, I could not be prouder of the entire Edgewell team across the world and all that they accomplished this fiscal year. The efforts of this highly dedicated team allowed us to remain operational and meet the needs of our customers as we remained committed to the safety and well-being of all of our team members. Over the course of this challenging year, we successfully stabilized our top line, returned to gross margin accretion, over-delivered on our cost savings program and generated $190 million in free cash flow, while successfully closing on the Cremo acquisition. As we enter fiscal 2021, we are confident in our positioning and excited to execute on the next chapter of growth for Edgewell. We look forward to sharing our plans for sustainable value creation in more detail at our investor meeting on November 20th.”

Fiscal 4Q 2020 Operating Results (Unaudited)

Net sales were $488.8 million in the quarter, a decrease of 7.4%, as compared to the prior year period, and continued to be negatively impacted across most categories due to the effects of COVID-19. Excluding a $29.4 million negative impact from the sale of the Infant and Pet Care business, a $4.5 million positive impact from the acquisition of Cremo and a $4.2 million positive impact from currency movements, organic net sales decreased 3.5% compared to the prior year period. North America organic net sales returned to growth, increasing 3.0% compared to the prior year period, driven by growth in Sun Care, Wet Ones and Women’s Shave. International organic net sales decreased 12% compared to the prior year period, driven by significant declines in Sun Care, softness in Wet Shave and cycling the impact of the prior year consumption tax pre-buy in Japan.
Gross profit decreased $7.9 million compared to the prior year period, largely driven by a $5.3 million net impact from divestitures and acquisitions as well as the impact of lower net sales. Gross margin rate increased 180 basis points to 45.4%, as compared to the prior year period. Excluding the impact of divestitures and acquisitions and foreign exchange translation, adjusted gross margin increased 90 basis points compared to the prior year period. The increase in margin was a result of lower trade promotional spending in North America, the impact of price increases, most notably in the sun care category and the positive effect on cost of goods sold from the Company’s cost savings program.
Advertising and sales promotion expense ("A&P") was $60.6 million, or 12.4% of net sales, as compared to $59.6 million, or 11.3% of net sales in the prior year period. Excluding the impact of divestitures and acquisition, spending increased $3.1 million compared to the prior year. The increase in A&P was largely focused on the funding of several key initiatives, including; the activation of the new Hydro Silk and Intuition campaigns, driving awareness and customer acquisitions, activating the new Wilkinson-Sword master brand campaign in the International business, increased focus on Bulldog and support of the extended Sun Care season in North America.
Selling, general and administrative expense ("SG&A") was $101.0 million, or 20.7% of net sales, as compared to $91.8 million, or 17.4% of net sales in the prior year period. Excluding SG&A associated with Project Fuel, acquisition and integration costs, and business development evaluation costs, SG&A was approximately 18.5% of net sales, $6.6 million higher than the same period last year, driven mostly by increased compensation and incentive costs and higher bad debt provisions largely related to COVID-19.
The Company recorded pre-tax restructuring and other non-recurring expenses of $7.3 million in the quarter in support of Project Fuel, consisting largely of severance and outplacement, IT enablement and consulting costs.
Other (income) expense, net was $0.4 million of income during the quarter compared to $0.2 million of expense in the prior year period. The increase in income in the fourth quarter compared to the prior year period was largely a result of $0.4 million income from the transition service agreement related to the divestiture of the Infant and Pet Care business and lower accounts receivable factoring expense, offset by $0.2 million of pension expense in the quarter compared to pension benefit of $0.6 million in the prior year period.
Earnings (loss) before income taxes was $24.2 million during the quarter compared to $41.1 million in the prior year period. Adjusted operating income was $56.8 million in the quarter compared to $74.4 million in the prior year period. Excluding the $1.5 million negative impact from the Infant and Pet Care business divestiture and the $1.1 million positive impact from the acquisition of Cremo, adjusted operating income declined by $17.2 million.
The effective tax rate for fiscal 2020 was 22.6% as compared to 4.6% in the prior year. The fiscal 2019 effective tax rate reflects a small benefit on a net loss, due to the impairment of goodwill and intangible assets, apportion of which are non-deductible. Excluding the tax impact of impairment charges, restructuring charges, cost of early debt retirement, the gain on the disposition of the Infant and Pet Care business, incremental COVID-19 pandemic expenses, Feminine and Infant Care evaluation costs, and investor settlement expense, the adjusted effective tax rate for fiscal 2020 was 22.5%, down from the prior year period adjusted tax rate of 23.8%.
GAAP net earnings for the quarter were $21.0 million or $0.38 per share compared to $40.7 million or $0.75 per share in the fourth quarter of fiscal 2019. Adjusted net earnings in the quarter were $32.6 million or $0.59 per share, as compared to $46.6 million or $0.86 per share in the prior year period.

Project Fuel
As previously outlined, Project Fuel is an enterprise-wide transformational initiative that was launched in the second fiscal quarter of 2018, to address all aspects of Edgewell's business and cost structure, simplifying and transforming the organization, structure and key processes. Project Fuel is facilitating further re-investment in the Company’s growth strategy while enabling Edgewell to achieve its desired future state operations. As a result of the strong progress of the program, and in response to the significant impact that COVID-19 has had on the operational performance of the Company in fiscal 2020, the Company was able to accelerate certain aspects of the program across the second and third fiscal quarters, resulting in higher gross savings and additional one-time costs in fiscal 2020 than originally expected.
The Company expects Project Fuel will generate $265 to $275 million in total annual gross savings by the end of the 2021 fiscal year. The savings generated will be used to fuel investments and brand building in strategic growth initiatives, offset anticipated operational cost headwinds from inflation and other rising input costs and improve the overall profitability and cash flow of the Company.
To implement the restructuring element of Project Fuel, the Company expects to incur one-time pre-tax charges of approximately $160 to $165 million through the end of the 2021 fiscal year.
Fiscal fourth quarter 2020 Project Fuel related gross savings were approximately $17 million and full year fiscal 2020 gross savings were approximately $74 million, bringing cumulative gross savings to approximately $212 million. Fiscal fourth quarter 2020 Project Fuel related restructuring charges were $7 million.
For fiscal 2021, Project Fuel is expected to generate approximately $50 to $60 million in incremental gross savings, with related restructuring charges expected to be approximately $29 million.

Fiscal 4Q 2020 Operating Segment Results (Unaudited)
In the first quarter of fiscal 2020, the Company completed the sale of the Infant and Pet Care business that made up the majority of the All Other segment. Products related to the Company's manicure kits were not included within the sale and the results were reclassified to the Sun and Skin Care segment for both the current and prior year period. The following is a summary of fourth quarter results by segment:
Wet Shave (Men's Systems, Women's Systems, Disposables, and Shave Preps)
Wet Shave net sales decreased $13.5 million, or 4.0%, as compared to the prior year period. Excluding the impact of currency movements, organic net sales decreased $17.3 million or 5.1%, as organic net sales were negatively impacted by COVID-19 related category declines, particularly in Men’s Systems and Disposables. This was partly offset by net sales growth globally in Women’s Systems. By region, North America organic net sales decreased 1.3% while International markets decreased 8%. Wet Shave segment profit decreased $17.5 million, or 21.4%, driven by higher spending and the impact of lower volumes on gross profit. Gross Margin increased 30 basis points compared to the prior year period.
Sun and Skin Care (Sun Care, Wipes, Bulldog, and Jack Black)
Sun and Skin Care net sales increased $12.1 million, or 15.0%, as compared to the prior year period. Excluding the impact of the acquisition of Cremo and currency movements, organic net sales increased $7.1 million, or 8.8%, driven by strong demand for Wet Ones, which increased 83%, and North America Sun Care, which increased 37%. This was partly offset by International Sun Care, which decreased 65% as COVID-19 continued to severely impact travel to global tourist destinations. Sun and Skin Care segment profit increased $3.5 million, or 152.2%, driven by increased volumes and higher gross margin.
Feminine Care (Tampons, Pads, and Liners)
Feminine Care net sales decreased $8.4 million, or 10.8%, as compared to the prior year period. The decline in net sales was largely driven by distribution losses at Walmart, category softness due to COVID-19 related pantry loading in the fiscal second quarter, and the impact of increased competitive pressure. Feminine Care segment profit decreased $2.7 million, or 23.3% as compared to the prior year period, driven by lower volumes and higher compensation expense.

Fiscal 2020 Operating Results (Unaudited)
Net sales were $1,949.7 million in fiscal 2020, a decrease of 8.9% when compared to fiscal 2019. Excluding the impact of the Cremo acquisition, the divestiture of the Infant and Pet Care business and currency movements, organic net sales decreased 4.4% versus the prior year. The decline in organic net sales in fiscal 2020 was largely due to the ongoing COVID-19 pandemic and the related stay at home orders and travel restrictions which resulted in lower consumer demand and decreases in net sales for our Wet Shave and Sun Care products. Organic net sales declined in North America by 2.4% while International organic net sales fell 7.6%. Management estimates that the negative impact to net sales due to COVID-19 was approximately $102 million, and when excluding this impact, organic net sales increased 0.5% compared to the prior year. Management estimated the impact of the COVID-19 pandemic on net sales at the product and category level, through a detailed analysis of many factors, including rolling weekly and monthly net sales trends prior to COVID-19, historical and current order patterns by customer compared to the prior year period and segment performance in the context of overall category trends. This is the Company’s best estimate and there can be no assurance that our estimate reflects the actual COVID-19 impact to net sales.
Gross Margin was $880.9 million, or 45.2% of net sales. Excluding the impact of acquisitions, divestitures, and non-recurring charges such as COVID-19 pandemic expenses and Project Fuel obsolescence, gross margin as a percent of sales increased by 10 basis points compared to fiscal 2019, as Project Fuel related savings, higher pricing in Sun Care and lower input costs helped to offset the impact of lower volumes and unfavorable mix in Wet Shave.
A&P was $216.2 million or 11.1% of net sales, down $34.7 million from the prior year. A&P as a percent of net sales was 11.7% for the prior year. The reduction in A&P was primarily driven by the Company’s response to the COVID-19 pandemic, resulting in reduced spend across multiple categories and markets. The decrease included the impact of the divestiture of the Infant and Pet Care business which represented A&P of $7.5 million in fiscal 2019.
SG&A was $408.8 million, or 21.0% of net sales, including $17.3 million of intangibles amortization. Excluding the impact of Cremo and the related acquisition and integration costs, the divestiture of the Infant and Pet Care business, Project Fuel, and Feminine and Infant Care evaluation costs from both periods, SG&A as a percent of net sales increased 150 basis points compared to fiscal 2019. The increase in SG&A was driven by higher bad debt expense driven by the COVID-19 pandemic and increased compensation expense.
GAAP Net earnings in fiscal 2020 were $67.6 million or $1.24 per share, compared to a loss of $372.2 million or $6.88 per share in fiscal 2019. Adjusted net earnings were $148.8 million or $2.73 per share, compared to $188.8 million or $3.48 per share in fiscal 2019.
Net cash from operating activities was $232.6 million for fiscal 2020, as compared to $190.6 million during the prior year. The increase in fiscal 2020 was primarily a result of net cash inflow from working capital compared to a net increase in working capital in the prior year period.

Full Fiscal Year 2021 Financial Outlook

The Company is providing the following outlook assumptions for fiscal 2021:

•Reported net sales to increase mid-single digits
◦Includes: 160 basis-point net benefit from the Cremo acquisition and the Infant and Pet Care divestiture and a 90 basis-point benefit from currency translation
•Organic sales to increase low-single digits
•Adjusted operating profit margin expected to be consistent with fiscal 2020
◦Project Fuel one-time costs of $25 to $30 million
◦Project Fuel Gross Savings of $50 to $60 million
•GAAP EPS in the range of $2.18 to $2.38
◦Includes: Project Fuel restructuring charges, IT enablement costs, acquisition and integration costs, the gain on sale of the Infant and Pet Care business and Sun Care Monograph costs
•Adjusted EPS in the range of $2.62 to $2.82
•Adjusted EBITDA in the range of $345 to $360 million
•Adjusted effective tax rate in the range of 22.5% to 23.5%
•Capital expenditures approximately 3.0% of net sales
•Free cash flow expected to be approximately 100% of non-GAAP net earnings

Webcast Information

In conjunction with this announcement, the Company will hold an investor conference call beginning at 8:00 a.m. Eastern Time today. All interested parties may access a live webcast of this conference call at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link: http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a replay will be available on www.edgewell.com, under the "Investors," "Financial Reports," and "Quarterly Earnings" tabs.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog®, Jack Black®, and CREMO® sun and skin care products; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 5,800 employees worldwide.

# # #

Forward-Looking Statements. This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. Forward-looking statements generally can be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses. Many factors outside our control (including the ongoing COVID-19 outbreak), could affect the realization of these estimates. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law.
In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on November 26, 2019 and in Item 1A. Risk Factors of Part II of the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 4, 2020.

Non-GAAP Financial Measures. While the Company reports financial results in accordance with generally accepted accounting principles ("GAAP") in the U.S., this discussion also includes non-GAAP measures. These non-GAAP measures are referred to as "adjusted" or "organic" and exclude items such as impairment charges, restructuring charges, COVID-19 pandemic expenses, cost of early debt retirement, acquisition and integration costs, and expenses associated with the sale of the Infant and Pet Care business. Reconciliations of non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2021 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.
This non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's non-GAAP measures.

•The Company analyzes its net sales and segment profit on an organic basis to better measure the comparability of results between periods. Organic net sales exclude the impact of changes in foreign currency, acquisitions and dispositions. This information is provided because these fluctuations can distort the underlying change in net sales either positively or negatively. For the quarter and year ended September 30, 2020, the impact of dispositions includes net sales and segment profit activity for the Infant and Pet Care business, which was sold in December 2019. For the quarter and year ended September 30, 2020, the impact of acquisitions includes net sales and segment profit activity for the Cremo acquisition, which was acquired on September 2, 2020.
•Adjusted EBITDA is defined as earnings before income taxes, interest expense, net, depreciation and amortization and excludes items such as impairment charges, restructuring charges, acquisition and integration costs, cost of early debt retirement, COVID-19 pandemic expenses, the gain or loss on the disposal of a businesses, advisory expenses in connection with the evaluation of the Feminine and Infant Care businesses, investor settlement expenses, and Sun Care reformulation charges.
•Adjusted operating income is defined as earnings before income taxes, interest expense associated with debt, other income, net, and excludes items such as impairment charges, restructuring charges, acquisition and integration costs, cost of early debt retirement, COVID-19 pandemic expenses, the gain or loss on the disposal of a businesses, advisory expenses in connection with the evaluation of the Feminine and Infant Care businesses, investor settlement expenses, and Sun Care reformulation charges.
•Adjusted net earnings and adjusted earnings per share are defined as net earnings and diluted earnings per share excluding items such as impairment charges, restructuring charges, acquisition and integration costs, cost of early debt retirement, COVID-19 pandemic expenses, the gain or loss on the disposal of a businesses, advisory expenses in connection with the evaluation of the Feminine and Infant Care businesses, investor settlement expenses, and Sun Care reformulation charges.
•Adjusted effective tax rate is defined as the effective tax rate excluding items such as impairment charges, restructuring charges, acquisition and integration costs, cost of early debt retirement, COVID-19 pandemic expenses, the gain or loss on the disposal of a businesses, advisory expenses in connection with the evaluation of the Feminine and Infant Care businesses, investor settlement expenses, Sun Care reformulation charges, and the related tax effects of these items from the income tax provision and earnings before income taxes.
•Adjusted working capital is defined as receivables, less trade allowances in accrued liabilities, plus inventories, less accounts payable, and is calculated using an average of the trailing four-quarter end balances.
•Free cash flow is defined as net cash from operating activities less capital expenditures plus collections of deferred purchase price of accounts receivable sold and proceeds from sales of fixed assets. Free cash flow conversion is defined as free cash flow as a percentage of net earnings adjusted for the net impact of non-cash impairments.
•Net debt leverage ratio is defined as total debt less cash divided by adjusted EBITDA.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended September 30,		Year Ended September 30,
	2020	2019	2020	2019

Net sales	$488.8	$528.0	$1,949.7	$2,141.0
Cost of products sold	266.7	298.0	1,068.8	1,174.4
Gross profit	222.1	230.0	880.9	966.6

Selling, general and administrative expense	101.0	91.8	408.8	372.0
Advertising and sales promotion expense	60.6	59.6	216.2	250.9
Research and development expense	15.2	14.0	55.3	53.5
Restructuring charges	4.0	8.7	24.6	46.4
Impairment charges	—	—	—	570.0
Gain on sale of Infant and Pet Care business	—	—	(4.1)	—
Interest expense associated with debt	17.5	14.6	61.2	62.6
Cost of early retirement of long-term debt	—	—	26.2	—
Other (income) expense, net	(0.4)	0.2	5.4	1.5
Earnings (loss) before income taxes	24.2	41.1	87.3	(390.3)
Income tax provision (benefit)	3.2	0.4	19.7	(18.1)
Net earnings (loss)	$21.0	$40.7	$67.6	$(372.2)

Earnings per share:
Basic net earnings (loss) per share	$0.39	$0.75	$1.25	(6.88)
Diluted net earnings (loss) per diluted share	0.38	0.75	1.24	(6.88)

Weighted-average shares outstanding:
Basic	54.4	54.2	54.3	54.1
Diluted	54.8	54.3	54.6	54.1

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	September 30, 2020	September 30, 2019
Assets
Current assets
Cash and cash equivalents	$364.7	$341.6
Trade receivables, less allowance for doubtful accounts	158.8	205.6
Inventories	314.1	357.2
Other current assets	146.0	140.0
Total current assets	983.6	1,044.4
Property, plant and equipment, net	370.9	396.0
Goodwill	1,159.7	1,032.8
Other intangible assets, net	928.1	912.9
Other assets	98.6	34.8
Total assets	$3,540.9	$3,420.9

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$—	$117.0
Notes payable	21.1	14.4
Accounts payable	181.9	222.8
Other current liabilities	307.5	305.4
Total current liabilities	510.5	659.6
Long-term debt	1,237.9	1,097.8
Deferred income tax liabilities	102.5	101.1
Other liabilities	257.1	258.9
Total liabilities	2,108.0	2,117.4
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,631.8	1,627.7
Retained earnings	782.4	714.8
Common shares in treasury at cost	(790.4)	(803.8)
Accumulated other comprehensive loss	(191.6)	(235.9)
Total shareholders' equity	1,432.9	1,303.5
Total liabilities and shareholders' equity	$3,540.9	$3,420.9

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Year Ended September 30,
	2020	2019
Cash Flow from Operating Activities
Net earnings (loss)	$67.6	$(372.2)
Depreciation and amortization	88.8	93.8
Share-based compensation expense	19.2	17.8
Deferred income taxes	(2.9)	(59.6)
Deferred compensation payments	(8.7)	(7.5)
Loss on sale of assets	2.3	1.5
Gain on sale of Infant and Pet Care business	(4.1)	—
Cost of early retirement of long-term debt	26.2	—
Impairment charges	—	570.0
Other, net	1.0	(5.7)
Changes in current assets and liabilities used in operations	43.2	(47.5)
Net cash from operating activities	232.6	190.6

Cash Flow from Investing Activities
Capital expenditures	(47.7)	(58.0)
Acquisitions, net of cash acquired	(233.6)	—
Proceeds from sale of Infant and Pet Care business	95.8	—
Cost method investment	(13.8)	—
Proceeds from sale of assets	—	4.1
Collection of deferred purchase price from accounts receivable sold	4.3	9.7
Other, net	(1.4)	(1.3)
Net cash used by investing activities	(196.4)	(45.5)

Cash Flow from Financing Activities
Cash proceeds from the issuance of Senior Notes due 2028	750.0	—
Cash payments on Senior Notes due 2021	(600.0)	—
Cash proceeds from debt with original maturities greater than 90 days	50.0	434.0
Cash payments on debt with original maturities greater than 90 days	(167.0)	(324.0)
Term Loan repayment	—	(185.0)
Net increase in debt with original maturities of 90 days or less	3.0	5.8
Debit issuance costs for Revolving Credit Facility	(3.6)	—
Debt issuance costs for Senior Notes due 2028	(11.7)	—
Cost of early retirement of long-term debt	(26.2)	—
Employee shares withheld for taxes	(2.0)	(3.0)
Net financing (outflow) inflow from the Accounts Receivable Facility	(11.2)	8.4
Net cash used by financing activities	(18.7)	(63.8)

Effect of exchange rate changes on cash	5.6	(6.1)

Net increase in cash and cash equivalents	23.1	75.2
Cash and cash equivalents, beginning of period	341.6	266.4
Cash and cash equivalents, end of period	$364.7	$341.6

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 — Segments
The Company conducts its business in the following three segments: Wet Shave, Sun and Skin Care, and Feminine Care (collectively, the “Segments”, and each individually, a “Segment”). Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, impairment charges, other non-recurring charges including restructuring and integration costs, and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
The Company completed the sale of its Infant and Pet Care business in December 2019. As a result, no additional Net Sales or Segment Profit will be reported for the All Other segment in subsequent periods. Remaining operations from the All Other segment consisted of manicure kits. The net sales and operating expenses for these items were reclassified to the Sun and Skin Care segment for both the current and prior year periods.
Segment net sales and profitability are presented below:

	Quarter Ended September 30,		Year Ended September 30,
	2020	2019	2020	2019
Net Sales
Wet Shave	$326.8	$340.3	$1,162.3	$1,250.1
Sun and Skin Care	92.5	80.4	462.0	463.1
Feminine Care	69.5	77.9	298.6	308.1
All Other	—	29.4	26.8	119.7
Total net sales	$488.8	$528.0	$1,949.7	$2,141.0

Segment Profit
Wet Shave	$64.2	$81.7	$206.2	$246.5
Sun and Skin Care	1.2	(2.3)	69.1	80.4
Feminine Care	8.9	11.6	52.3	48.3
All Other	—	1.5	3.1	11.7
Total segment profit	74.3	92.5	330.7	386.9
General corporate and other expenses	(13.0)	(13.8)	(54.9)	(57.3)
Impairment charges	—	—	—	(570.0)
Restructuring and related costs (1)	(7.3)	(12.8)	(38.1)	(55.6)
Acquisition and integration planning costs (2)	(7.8)	(3.8)	(39.8)	(6.7)
Cost of early retirement of long-term debt	—	—	(26.2)	—
Gain on sale of Infant and Pet Care business	—	—	4.1	—
COVID-19 expenses (3)	(0.4)	—	(4.3)	—
Feminine and Infant Care evaluation costs (4)	—	(0.6)	(0.3)	(2.1)
Sun Care reformulation costs (5)	—	(1.3)	—	(2.8)
Investor settlement expense (6)	—	—	—	(0.9)
Amortization of intangibles	(4.6)	(4.3)	(17.3)	(17.7)
Interest and other expense, net	(17.0)	(14.8)	(66.6)	(64.1)
Total earnings (loss) before income taxes	$24.2	$41.1	$87.3	$(390.3)
(1)Includes pre-tax SG&A of $3.3 and $13.3 for the quarter and year ended September 30, 2020, respectively, and $3.5 and $8.6 for the quarter and year ended September 30, 2019, respectively, associated with certain information technology enablement expenses and incentive and retention compensation expenses for Project Fuel. Additionally, includes pre-tax Cost of products sold (“COGS”) of $0.2 for the year ended September 30, 2020, and $0.6 for the quarter and year ended September 30, 2019 related to inventory write-offs associated with Project Fuel.
(2)Includes pre-tax SG&A of $7.2 and $39.2 for the quarter and year ended September 30, 2020, respectively, and $3.8 and $6.7 for the quarter and year ended September 30, 2019, respectively, related to acquisition and integration costs. Additionally, includes pre-tax COGS of $0.6 for the quarter and year ended September 30, 2020 related to the valuation of acquired inventory.
(3)Includes pre-tax COGS of $0.4 and $4.3 for the quarter and year ended September 30, 2020 which included incremental costs incurred by the Company related to higher benefit and emergency payments, supplies and freight, net of government credits received as a result of the CARES Act.

(4)Includes pre-tax SG&A of $0.3 for the year ended September 30, 2020, and $0.6 and $2.1 for the quarter and year ended September 30, 2019, respectively.
(5)Includes pre-tax COGS of $1.3 and $2.8 for the quarter and year ended September 30, 2019, respectively.
(6)Includes pre-tax SG&A of $0.9 for the year ended September 30, 2019.

Note 2 — GAAP to Non-GAAP Reconciliations
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the weighted-average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of share options and restricted stock equivalent awards.
The following table provides a reconciliation of Net earnings and Net earnings per diluted share (“EPS”) to Adjusted net earnings and Adjusted EPS, which are Non-GAAP measures.

	Quarter Ended September 30,
	Net Earnings		Diluted EPS
	2020	2019	2020	2019
Net Earnings and Diluted EPS — GAAP	$21.0	$40.7	$0.38	$0.75
Restructuring and related costs, net	7.3	12.8	0.13	0.24
Acquisition and integration costs	7.8	3.8	0.14	0.07
COVID-19 expenses	0.4	—	0.01	—
Feminine and Infant Care evaluation costs	—	0.6	—	0.01
Sun Care reformulation costs	—	1.3	—	0.02
Income taxes (1)	(3.9)	(12.6)	(0.07)	(0.23)
Adjusted Net Earnings and Adjusted Diluted EPS — Non-GAAP	$32.6	$46.6	$0.59	$0.86

Weighted-average shares outstanding — Diluted			54.8	54.3

	Year Ended September 30,
	Net Earnings		Diluted EPS
	2020	2019	2020	2019
Net Earnings (Loss) and Diluted EPS — GAAP (Unaudited)	$67.6	$(372.2)	$1.24	$(6.88)
Impairment charges	—	570.0	—	10.54
Restructuring and related costs	38.1	55.6	0.70	1.03
Acquisition and integration costs	39.8	6.7	0.73	0.12
Cost of early retirement of long-term debt	26.2	—	0.48	—
Gain on sale of Infant and Pet Care business	(4.1)	—	(0.08)	—
COVID-19 expenses	4.3	—	0.08	—
Feminine and Infant Care evaluation costs	0.3	2.1	0.01	0.04
Investor settlement expense	—	0.9	—	0.02
Sun Care reformulation costs	—	2.8	—	0.05
Impact of dilutive shares	—	—	—	(0.01)
Income taxes (1)	(23.4)	(77.1)	(0.43)	(1.43)
Adjusted Net Earnings and Adjusted Diluted EPS — Non-GAAP	$148.8	$188.8	$2.73	$3.48

Weighted-average shares — Diluted			54.6	54.1
(1)Includes Income tax expense for adjustments to Net Earnings and Diluted EPS — GAAP for fiscal 2020 and 2019. Includes Income tax expense of $3.6 for the year ended September 30, 2019 related to the fiscal 2018 one-time transition tax from the Tax Act.
The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

Quarter Ended September 30, 2020
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP — Reported	$222.1	$101.0	$24.2	$21.0	$0.38
% of net sales	45.4%	20.7%
Restructuring and related charges	—	3.3	7.3	5.5	0.10
Acquisition and integration costs	0.6	7.2	7.8	5.9	0.11
COVID-19 expenses	0.4	—	0.4	0.2	—
Total Adjusted Non-GAAP	$223.1	$90.5	$39.7	$32.6	$0.59
% of net sales	45.6%	18.5%

Year Ended September 30, 2020
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP — Reported	$880.9	$408.8	$87.3	$67.6	$1.24
% of net sales	45.2%	21.0%
Restructuring and related charges	0.2	13.3	38.1	29.4	0.54
Acquisition and integration costs	0.6	39.2	39.8	30.1	0.56
COVID-19 expenses	4.3	—	4.3	3.2	0.06
Feminine and Infant Care evaluation costs	—	0.3	0.3	0.2	—
Cost of early debt retirement	—	—	26.2	19.8	0.36
Gain on sale of Infant and Pet Care business	—	—	(4.1)	(1.5)	(0.03)
Total Adjusted Non-GAAP	$886.0	$356.0	$191.9	$148.8	$2.73
% of net sales	45.4%	18.3%

Quarter Ended September 30, 2019
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP — Reported	$230.0	$91.8	$41.1	$40.7	0.75
% of net sales	43.6%	17.4%
Restructuring and related charges	0.6	3.5	12.8	9.8	0.17
Acquisition and integration costs	—	3.8	3.8	2.9	0.06
Sun Care reformulation costs	1.3	—	1.3	1.0	0.02
Feminine and Infant Care evaluation costs	—	0.6	0.6	0.5	0.01
Income taxes	—	—	—	(8.3)	(0.15)
Total Adjusted Non-GAAP	$231.9	$83.9	$59.6	$46.6	$0.86
% of net sales	43.9%	15.9%

Year Ended September 30, 2019
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP — Reported	$966.6	$372.0	$(390.3)	$(372.2)	$(6.88)
% of net sales	45.1%	17.4%
Impairment charges	—	—	570.0	504.7	9.33
Restructuring and related charges	0.6	8.6	55.6	43.2	0.80
Acquisition and integration costs	—	6.7	6.7	5.1	0.09
Sun Care reformulation costs	2.8	—	2.8	2.1	0.04
Feminine and Infant Care evaluation costs	—	2.1	2.1	1.6	0.03
Investor settlement expense	—	0.9	0.9	0.7	0.01
Impact of dilutive shares	—	—	—	—	(0.01)
Income tax reform	—	—	—	3.6	0.07
Total Adjusted Non-GAAP	$970.0	$353.7	$247.8	$188.8	$3.48
% of net sales	45.3%	16.5%
(1)EBIT is defined as Earnings (loss) before income taxes.

The following table provides a reconciliation of Earnings before income taxes to adjusted operating income, which is a Non-GAAP measure, for the quarters and years ended September 30, 2020 and 2019:

	Quarter Ended September 30,		Year Ended September 30,
	2020	2019	2020	2019
Earnings (loss) before income taxes	24.2	41.1	87.3	(390.3)
Impairment charges	—	—	—	570.0
Restructuring and related charges	7.3	12.8	38.1	55.6
Acquisition and integration planning costs	7.8	3.8	39.8	6.7
Cost of early retirement of long-term debt	—	—	26.2	—
Gain on sale of Infant and Pet Care business	—	—	(4.1)	—
COVID-19 expenses	0.4	—	4.3	—
Feminine and Infant Care evaluation costs	—	0.6	0.3	2.1
Sun Care reformulation costs	—	1.3	—	2.8
Investor settlement expense	—	—	—	0.9
Interest expense associated with debt	17.5	14.6	61.2	62.6
Other (income) expense, net	(0.4)	0.2	5.4	1.5
Adjusted operating income	$56.8	$74.4	$258.5	$311.9
% of net sales	11.6%	14.1%	13.3%	14.6%

The following table provides a reconciliation of the effective tax rate to the adjusted effective tax rate, which is a Non-GAAP measure:

	Year Ended September 30, 2020			Year Ended September 30, 2019
	Reported	Adjustments (1)	Adjusted (Non-GAAP)	Reported	Adjustments (1)	Adjusted (Non-GAAP)
Earnings (loss) before income taxes	87.3	$104.6	$191.9	(390.3)	$638.1	$247.8
Income tax provision	19.7	23.4	43.1	(18.1)	77.1	59.0
Net earnings (loss)	$67.6	$81.2	$148.8	$(372.2)	$561.0	$188.8

Effective tax rate	22.6%			4.6%
Adjusted effective tax rate			22.5%			23.8%
(1)Includes adjustments for the impairment charges, restructuring charges, acquisition and integration costs, cost of early debt retirement, COVID-19 pandemic expenses, the gain or loss on the disposal of a businesses, advisory expenses in connection with the evaluation of the Feminine and Infant Care businesses, investor settlement expenses, Sun Care reformulation charges, the related tax effects of these items from the income tax provision, and the impact of the transition tax related to the Tax Act.

Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via three Segments with impact of the sale of the Infant and Pet Care business included in All Other. The impact of acquisitions includes the operations of Cremo which was acquired in September 2020. The following tables present changes in net sales and segment profit for the quarter and year ended September 30, 2020, as compared to the corresponding period in fiscal 2019, and provide a reconciliation of organic net sales and organic segment profit to reported amounts.

Net Sales (In millions - Unaudited)
Quarter Ended September 30, 2020

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - Q4 '19	$340.3		$80.4		$77.9		$29.4		$528.0
Organic	(17.3)	(5.1)%	7.1	8.8%	(8.3)	(10.7)%	—	—%	(18.5)	(3.5)%
Impact of acquisition	—	—%	4.5	5.6%	—	—%	—	—%	4.5	0.9%
Impact of disposition	—	—%	—	—%	—	—%	(29.4)	(100.0)%	(29.4)	(5.6)%
Impact of currency	3.8	1.1%	0.5	0.6%	(0.1)	(0.1)%	—	—%	4.2	0.8%
Net Sales - Q4 '20	$326.8	(4.0)%	$92.5	15.0%	$69.5	(10.8)%	$—	(100.0)%	$488.8	(7.4)%

Net Sales (In millions - Unaudited)
Year Ended September 30, 2020

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - FY '19	$1,250.1		$463.1		$308.1		$119.7		$2,141.0
Organic	(83.2)	(6.7)%	(3.1)	(0.7)%	(9.1)	(3.0)%	0.5	0.4%	(94.9)	(4.4)%
Impact of acquisition	—	—%	4.5	1.0%	—	—%	—	—%	4.5	0.2%
Impact of disposition	—	—%	—	—%	—	—%	(93.4)	(78.0)%	(93.4)	(4.4)%
Impact of currency	(4.6)	(0.3)%	(2.5)	(0.5)%	(0.4)	(0.1)%	—	—%	(7.5)	(0.3)%
Net Sales - FY '20	$1,162.3	(7.0)%	$462.0	(0.2)%	$298.6	(3.1)%	$26.8	(77.6)%	$1,949.7	(8.9)%

Segment Profit (In millions - Unaudited)
Quarter Ended September 30, 2020

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - Q4 '19	$81.7		$(2.3)		$11.6		$1.5		$92.5
Organic	(17.6)	(21.5)%	2.2	95.7%	(2.6)	(22.4)%	—	—%	(18.0)	(19.5)%
Impact of acquisition	—	—%	1.1	47.8%	—	—%	—	—%	1.1	1.2%
Impact of disposition	—	—%	—	—%	—	—%	(1.5)	(100.0)%	(1.5)	(1.6)%
Impact of currency	0.1	0.1%	0.2	8.7%	(0.1)	(0.9)%	—	—%	0.2	0.2%
Segment Profit - Q4 '20	$64.2	(21.4)%	$1.2	152.2%	$8.9	(23.3)%	$—	(100.0)%	$74.3	(19.7)%

Segment Profit (In millions - Unaudited)
Year Ended September 30, 2020

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - FY '19	$246.5		$80.4		$48.3		$11.7		$386.9
Organic	(37.9)	(15.4)%	(11.7)	(14.6)%	4.1	8.5%	0.5	4.3%	(45.0)	(11.6)%
Impact of acquisition	—	—%	1.1	1.4%	—	—%	—	—%	1.1	0.3%
Impact of disposition	—	—%	—	—%	—	—%	(9.1)	(77.8)%	(9.1)	(2.4)%
Impact of currency	(2.4)	(1.0)%	(0.7)	(0.8)%	(0.1)	(0.2)%	—	—%	(3.2)	(0.8)%
Segment Profit - FY '20	$206.2	(16.3)%	$69.1	(14.0)%	$52.3	8.3%	$3.1	(73.5)%	$330.7	(14.5)%

Note 4 - EBITDA
The Company reports financial results on a GAAP and adjusted basis. The table below is used to reconcile Net earnings to EBITDA and Adjusted EBITDA, which are Non-GAAP measures, to improve comparability of results between periods.

	Quarter Ended September 30,		Year Ended September 30,
	2020	2019	2020	2019
Net earnings (loss)	$21.0	$40.7	$67.6	$(372.2)
Income tax provision (benefit)	3.2	0.4	19.7	(18.1)
Interest expense, net	17.3	14.6	60.7	62.3
Depreciation and amortization	23.3	24.6	88.8	93.8
EBITDA	$64.8	$80.3	$236.8	$(234.2)

Impairment charges	—	—	—	570.0
Restructuring and related costs	7.3	11.9	38.1	53.7
Acquisition and integration costs	7.8	3.8	39.8	6.7
Cost of early retirement of long-term debt	—	—	26.2	—
Gain on sale of Infant and Pet Care business	—	—	(4.1)	—
COVID-19 expenses	0.4	—	4.3	—
Feminine and Infant Care evaluation costs	—	0.5	0.3	2.1
Sun Care reformulation costs	—	1.3	—	2.8
Investor settlement expense	—	—	—	0.9
Adjusted EBITDA	$80.3	$97.8	$341.4	$402.0

Note 5 - Outlook
The following tables provide reconciliations of Adjusted EPS and Adjusted EBITDA, Non-GAAP measures, included within the Company's outlook for projected fiscal 2021 results:

Adjusted EPS Outlook
Fiscal 2021 GAAP EPS		$2.18 - $2.38

Restructuring and related costs	approx.	0.52
Acquisition and integration costs	approx.	0.06
Income taxes(1)	approx.	(0.14)

Fiscal 2021Adjusted EPS Outlook (Non-GAAP)		$2.62 - $2.82
(1)Income tax effect of the adjustments to Fiscal 2021 GAAP EPS noted above.

Adjusted EBITDA Outlook
Fiscal 2021 GAAP Net Income	approx.	$120 - $135
Income tax provision	approx.	35
Interest expense, net	approx.	70
Depreciation and amortization	approx.	90
EBITDA	approx.	$315 - $330

Restructuring and related costs	approx.	27
Acquisition and planning costs	approx.	3
Fiscal 2021 Adjusted EBITDA	approx.	$345 - $360

Note 6 - Adjusted Working Capital
Adjusted working capital metrics for the fourth and third quarters of fiscal 2020 and the fourth quarter of fiscal 2019 are presented below.

	Q4 2020	Days (1)	Q3 2020	Days (1)	Q4 2019	Days (1)
Receivables, as reported	$182.5		$194.2		$215.4
Less: Trade allowance in accrued liabilities (2)	(26.4)		(25.3)		(24.6)
Receivables, adjusted	156.1	29	168.9	31	190.8	33

Inventories, as reported	336.2	115	346.9	115	371.4	115

Accounts payable, as reported	187.2	64	197.4	66	218.8	68

Average adjusted working capital (3)	$305.1		$318.4		$343.4
% of net sales (4)	15.6%		16.0%		16.0%
(1)Days sales outstanding is calculated using net sales for the trailing four-quarter period. Days in inventory and days payable outstanding are calculated using cost of products sold for the trailing four-quarter period.
(2)Trade allowances are recorded as a reduction of net sales per GAAP and reported in accrued expenses on the Condensed Consolidated Balance Sheets.
(3)Adjusted working capital is defined as receivables (less trade allowance in accrued liabilities), plus inventories, less accounts payable. Average adjusted working capital is calculated using an average of the four-quarter end balances for each working capital component as of September 30, 2020, June 30, 2020 and September 30, 2019, respectively.
(4)Average adjusted working capital divided by trailing four-quarter net sales.
Note 7 - Infant and Pet Care Divestiture
The sale of the Infant and Pet Care business was completed in December 2019. The historical results of the Infant and Pet Care business are included in the consolidated statements of earnings through December 31, 2019. Reflected below are the net sales and segment profit for the Infant and Pet Care business for fiscal 2019. The Infant and Pet Care business was included in the All Other Segment through the date of sale.

	Q1 FY19	Q2 FY19	Q3 FY19	Q4 FY19	FY19
Net sales	$27.3	$31.7	$31.3	$29.4	119.7
Cost of products sold	20.8	19.7	21.7	22.0	84.2
Gross profit	6.5	12.0	9.6	7.4	35.5

Selling, general and administrative expense	3.0	3.3	3.3	3.0	12.6
Advertising and sales promotion expense	1.9	2.2	2.3	2.6	9.0
Research and development expense	0.6	0.7	0.6	0.7	2.6

Operating Profit	1.0	5.8	3.4	1.1	11.3